Exhibit 10.14

ADDENDUM

This ADDENDUM to the License and Merchandising Agreement dated September 27, 2004 between Late for the Sky Production Company, Inc., (“LFTS”) an Ohio corporation, and Games Inc., a Delaware Corporation, (“Agreement”) is made on September 27, 2004 in order to clarify the provisions of Sections 5.3 and 6.1 thereof:

1.

For purposes of clarity, Games Inc. has a number of Websites on which it plans to offer online versions of the LFTS games.

Each time a LFTS game is played, it will generate a number of advertisements displayed to the player. Those advertisements will generate revenues to be shared with LFTS under the royalty agreement.

In addition, Games Inc. will offer the LFTS games to our Membership. When a Games Inc. Member wants to sample the play of a LFTS game, Games will offer the player free play to familiarize themselves with the game. LFTS will receive a royalty from any paid advertisements on those free game play pages.

The player will then be given a choice to purchase an Annual or Monthly Membership allowing continuing play of the LFTS games. Games Inc will measure the players’ activity and LFTS will receive a 12% royalty on the monthly portion of game play on LFTS content within that membership.

Games Inc. will offer a “Lifetime Membership” for promotional purposes, from time to time, giving Members full access to all our Games. In that case, Games Inc. will pay LFTS a one time royalty of $1 for each of these special memberships sold, plus the normal advertising revenue royalty.

Games Inc. will also offer Members the ability to purchase tokens for individual game play, through our “Roll of Quarters” application. LFTS will receive a full royalty share on every dollar spent on individual game play.

The player will periodically be asked to consider the purchase of the boxed version of the game for personal use or for a gift. Those sales generated would be commissionable to Games Inc. as per Section 6.1 of this Agreement.

2.

The revenue stream for Affiliate Program Sales is projected as follows:

Sale price of a game is $24.95 + $5.00 S/H =

 $29.95

Manufacturing cost

$6.00

Order processing

$2.00

Carton/packing

$1.00

Avg. UPS

$6.00

Total

           $15.00

Net Revenue

$14.95

X 50%

$7.48

LFTS will pay Games Inc. $7.50 for every game sold through its sites. Games Inc. will have easy access to the orders to check the status of the activity. Access should be available by October 10, 2004.

3.

In all other respects, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum on the date first written above.

LATE FOR THE SKY PRODUCTION

GAMES, INC.

COMPANY, INC.

/S/ William C. Schulte, Jr.

/S/ Roger W. Ach, II

William C. Schulte, Jr.

Roger Ach, II, CEO

Vice President